Exhibit 99
Piper Sandler Companies Reports Fourth Quarter and
Full Year 2025 Results; Declares Special Dividend of $5.00 Per Share and Quarterly Dividend of $0.70 Per Share; Announces 4-for-1 Stock Split
MINNEAPOLIS—February 6, 2026—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the fourth quarter and full year of 2025.
"We had a fantastic finish to 2025, delivering record fourth quarter revenues. Full year revenues of $1.9 billion grew over 20% fueled by a record year from our advisory business, and strong growth across the rest of our businesses, " said Chad Abraham, chairman and chief executive officer. "We are pleased with our results, and are well-positioned for 2026."

	Fourth Quarter 2025 Results						Full Year 2025 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2025	Q3-25	Q4-24	2025	Q3-25	Q4-24	2025	2024	2025	2024
Net revenues	$666	39%	38%	$635	39%	27%	$1,899	24%	$1,879	22%
Pre-tax margin	28.3%	5.9pp	11.3pp	27.2%	6.0pp	2.8pp	19.7%	5.4pp	21.9%	2.2pp
Net income attributable to Piper Sandler Companies	$114	89%	65%	$123	80%	42%	$281	55%	$318	39%
Earnings per diluted common share	$6.40	89%	66%	$6.88	80%	43%	$15.82	54%	$17.74	40%
(1)A non-U.S. GAAP ("non-GAAP") measure. Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
Financial & Business Highlights
•Net revenues of $666 million for the fourth quarter of 2025 and adjusted net revenues of $635 million represent our strongest quarter on record.
◦Advisory services revenues of $403 million grew 44% year-over-year led by both our financial services franchise, which recorded their second strongest quarter, and a record quarter from our services & industrials team.
•Net revenues and adjusted net revenues of $1.9 billion for 2025 both increased compared to the prior year.
◦Corporate investment banking revenues of $1.3 billion increased 28% over 2024, driven by record advisory services revenues, with five of our seven industry groups delivering year-over-year growth.
◦Institutional brokerage revenues of $433 million were up 8% over 2024, driven by record revenues from our equity brokerage business, and our second strongest year from fixed income services.
◦Municipal financing activity was robust across our specialty sector and governmental businesses, generating revenues of $146 million, up 19% over the prior year and our second best year on record.
•Delivered increased profitability and earnings relative to 2024 driven by revenue growth and strong operating discipline.
Talent
•Named J.P. Peltier as global co-head of investment banking and capital markets to serve alongside James Baker and Mike Dillahunt.
•Appointed Mike Piper as the head of fixed income, with John Beckelman, the prior head, transitioning to vice chairman.
•Added five investment banking MDs to strengthen our technology, financial services, and chemicals practices.
•Launched private markets trading with three managing director hires who will trade equity shares of private companies.
Capital
•Declared a special cash dividend of $5.00 per share and a quarterly cash dividend of $0.70 per share.
•Announced a four-for-one forward split of our common stock to be effected at the start of trading on March 24, 2026.
•Total dividend for fiscal year 2025 totaled $7.70 per share of common stock, an increase of 40% over 2024.
•Returned an aggregate of $239 million to shareholders during 2025 through share repurchases and dividends.

U.S. GAAP Selected Financial Data
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2025	2025	2024	Q3-25	Q4-24	2025	2024	Change
Revenues
Investment banking:
Advisory services	$402,585	$212,372	$279,602	90%	44%	$1,037,959	$808,746	28%
Corporate financing	66,736	79,715	52,751	-16%	27%	217,156	173,876	25%
Municipal financing	38,940	38,501	41,007	1%	-5%	145,751	122,513	19%
Total investment banking	508,261	330,588	373,360	54%	36%	1,400,866	1,105,135	27%

Institutional brokerage:
Equity brokerage	64,186	53,750	61,232	19%	5%	230,273	215,275	7%
Fixed income services	47,892	55,740	56,097	-14%	-15%	202,925	186,167	9%
Total institutional brokerage	112,078	109,490	117,329	2%	-4%	433,198	401,442	8%

Interest income	9,620	9,374	10,095	3%	-5%	36,904	32,908	12%
Investment income/(loss)	37,033	30,642	(15,400)	21%	N/M	33,249	(7,890)	N/M
Total revenues	666,992	480,094	485,384	39%	37%	1,904,217	1,531,595	24%
Interest expense	942	818	1,277	15%	-26%	4,841	5,681	-15%
Net revenues	666,050	479,276	484,107	39%	38%	1,899,376	1,525,914	24%

Non-interest expenses
Compensation and benefits	390,796	288,901	316,004	35%	24%	1,186,370	1,004,173	18%
Non-compensation expenses	86,491	82,948	85,974	4%	1%	338,459	303,329	12%
Total non-interest expenses	477,287	371,849	401,978	28%	19%	1,524,829	1,307,502	17%

Income before income tax expense	188,763	107,427	82,129	76%	130%	374,547	218,412	71%
Income tax expense	45,799	24,949	29,627	84%	55%	80,582	60,972	32%
Net income	$142,964	$82,478	$52,502	73%	172%	$293,965	$157,440	87%

Net income attributable to Piper Sandler Companies	$113,968	$60,266	$69,059	89%	65%	$281,331	$181,114	55%

Earnings per diluted common share	$6.40	$3.38	$3.86	89%	66%	$15.82	$10.24	54%

Ratios and margin
Compensation ratio	58.7%	60.3%	65.3%			62.5%	65.8%
Non-compensation ratio	13.0%	17.3%	17.8%			17.8%	19.9%
Pre-tax margin	28.3%	22.4%	17.0%			19.7%	14.3%
Effective tax rate	24.3%	23.2%	36.1%			21.5%	27.9%
N/M — Not meaningful

The following table summarizes additional business metrics for the periods presented.

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2025	2025	2024	Q3-25	Q4-24	2025	2024	Change
Advisory services
Completed M&A and restructuring transactions	99	60	63	65%	57%	250	220	14%
Completed capital advisory transactions	28	22	29	27%	-3%	85	68	25%
Total completed advisory transactions	127	82	92	55%	38%	335	288	16%

Corporate financings
Total equity transactions priced	21	23	25	-9%	-16%	75	81	-7%
Book run equity transactions priced	18	21	19	-14%	-5%	62	64	-3%
Total debt and preferred transactions priced	10	15	9	-33%	11%	47	36	31%
Book run debt and preferred transactions priced	7	8	5	-13%	40%	31	23	35%

Municipal negotiated issues
Aggregate par value of issues priced (in billions)	$4.1	$5.7	$4.3	-28%	-5%	$18.8	$16.9	11%
Total issues priced	151	133	148	14%	2%	555	501	11%

Equity brokerage
Number of shares traded (in billions)	3.0	2.7	3.1	11%	-3%	11.4	11.3	1%
NET REVENUES
For the fourth quarter of 2025, net revenues of $666.1 million increased 39% compared to the third quarter of 2025 and 38% compared to the fourth quarter of 2024.
Net revenues of $1.90 billion for 2025 increased 24% compared to the prior year.
Investment banking revenues of $508.3 million for the fourth quarter of 2025 increased 54% compared to the third quarter of 2025 and 36% compared to the fourth quarter of 2024.
For 2025, investment banking revenues of $1.40 billion increased 27% compared to 2024.
•Advisory services revenues of $402.6 million for the fourth quarter of 2025 increased 90% compared to the third quarter of 2025 driven by more completed transactions and a higher average fee. Advisory services revenues increased 44% compared to the fourth quarter of 2024 due to more completed transactions. Sector performance was led by both the financial services and services & industrials groups, with solid contributions from our healthcare, energy, power & infrastructure, and consumer teams.
Record advisory services revenues of $1.04 billion for 2025 increased 28% compared to the prior year driven by more completed deals and a higher average fee. Revenues for the year reflect robust M&A activity as well as record results from our non-M&A advisory product teams. Sector contributions were led by our financial services group, followed by a record year from services & industrials and strong results from our healthcare team.
•Corporate financing revenues of $66.7 million for the fourth quarter of 2025 decreased 16% compared to the third quarter of 2025 as we priced fewer transactions. Corporate financing revenues increased 27% compared to the fourth quarter of 2024 driven by a higher average fee which more than offset the decline in completed corporate financings.
Corporate financing revenues of $217.2 million for the year increased 25% compared to 2024 primarily due to increased average fees. Our healthcare franchise served as book runner on 37 of the 38 equity financings the team priced during the year, and our financial services group executed on a strong flow of debt and preferred financings.

•Municipal financing revenues of $38.9 million for the fourth quarter of 2025 were essentially flat compared to the third quarter of 2025 and decreased 5% compared a strong fourth quarter of 2024 as issuance activity in our specialty sector business declined.
Municipal financing revenues of $145.8 million for 2025 increased 19% compared to the prior year driven by increased issuance activity resulting from improved market conditions and increased investor demand. Performance for the year included solid contributions from our specialty sectors as well as our governmental business, which drove the year-over-year revenue growth.
Institutional brokerage revenues of $112.1 million for the fourth quarter of 2025 increased 2% compared to the third quarter of 2025 and decreased 4% compared to the fourth quarter of 2024.
Record institutional brokerage revenues of $433.2 million for 2025 increased 8% compared to the prior year.
•Equity brokerage revenues of $64.2 million for the fourth quarter of 2025 increased 19% compared to the third quarter of 2025 and 5% compared to the fourth quarter of 2024 driven by increased client activity.
Record equity brokerage revenues of $230.3 million for 2025 increased 7% compared to the prior year due to increased client activity across our full suite of products.
•Fixed income services revenues of $47.9 million for the fourth quarter of 2025 decreased 14% and 15% compared to the strong results in the third quarter of 2025 and fourth quarter of 2024, respectively.
Fixed income services revenues of $202.9 million for 2025 increased 9% compared to the prior year driven by increased activity from our depository clients resulting from an improved interest rate outlook, as well as growth with our asset management and public entity clients.
Investment income/(loss) for the fourth quarter of 2025 was income of $37.0 million compared to income of $30.6 million for the third quarter of 2025 and a loss of $15.4 million for the fourth quarter of 2024. Investment income/(loss) for 2025 was income of $33.2 million compared to a loss of $7.9 million for 2024. For the current and prior periods, investment income/(loss) includes amounts attributable to noncontrolling interests primarily related to the alternative asset funds we manage.
NON-INTEREST EXPENSES
For the fourth quarter of 2025, non-interest expenses of $477.3 million increased 28% compared to the third quarter of 2025 and 19% compared to the fourth quarter of 2024.
Non-interest expenses of $1.52 billion for 2025 increased 17% compared to the prior year.
•Compensation ratio of 58.7% for the fourth quarter of 2025 decreased compared to the third quarter of 2025 and the fourth quarter of 2024 driven by higher net revenues. In addition, the compensation ratio for the fourth quarter of last year was higher due to the investment loss attributable to noncontrolling interests.
Compensation ratio of 62.5% for 2025 decreased compared to 65.8% for the year-ago period driven by higher net revenues including investment income attributable to noncontrolling interests in the current year compared to an investment loss in 2024.
•Non-compensation expenses of $86.5 million for the fourth quarter of 2025 increased 4% compared to the third quarter of 2025 due to higher marketing and development expenses associated with increased travel as well as acquisition-related intangible asset amortization. Non-compensation expenses for the current quarter were essentially flat compared to the fourth quarter of 2024.
Non-compensation expenses of $338.5 million for 2025 increased 12% compared to 2024 primarily driven by increased reimbursed deal expenses, incremental occupancy and equipment expenses in connection with our Minneapolis headquarters office move, and higher marketing and business development expenses associated with increased travel activity.

PRE-TAX INCOME
For the fourth quarter of 2025, we recorded pre-tax income of $188.8 million compared to $107.4 million for the third quarter of 2025 and $82.1 million for the fourth quarter of 2024.
Pre-tax income of $374.5 million for 2025 increased 71% compared to the prior year.
•Pre-tax margin of 28.3% for the fourth quarter of 2025 increased compared to 22.4% for the third quarter of 2025 and 17.0% for the fourth quarter of 2024. Pre-tax margin was higher for the current quarter driven by increased net revenues and a lower compensation ratio.
Pre-tax margin of 19.7% for 2025 increased compared to 14.3% for 2024 resulting from higher net revenues as well as a lower compensation ratio.
EFFECTIVE TAX RATE
For the current and prior periods, the effective tax rate is impacted by the level of noncontrolling interests, the amount of non-deductible expenses, and the vesting of restricted stock awards. For the fourth quarter of 2025, the effective tax rates was 24.3% compared to 23.2% for the third quarter of 2025 and 36.1% for the fourth quarter of 2024. The effective tax rate for the fourth quarter of 2024 was higher due to the net loss attributable to noncontrolling interests.
The effective tax rate for 2025 was 21.5% compared to 27.9% for 2024. The effective tax rate for the current year was lower due to the net income attributable to noncontrolling interests and a higher tax benefit related to the vesting of restricted stock awards.
NET INCOME & EARNINGS PER SHARE
For the fourth quarter of 2025, we generated net income of $114.0 million, or $6.40 per diluted common share. Results for the current quarter increased compared to the third quarter of 2025 and the fourth quarter of 2024 due to increased net revenues and a higher pre-tax margin.
For 2025, we generated net income of $281.3 million, or $15.82 per diluted common share. Results for the year increased compared to 2024 driven by increased net revenues, a higher pre-tax margin and a lower effective tax rate.

Non-GAAP Selected Financial Data
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2025	2025	2024	Q3-25	Q4-24	2025	2024	Change
Adjusted revenues
Investment banking:
Advisory services	$402,585	$212,372	$279,602	90%	44%	$1,037,959	$808,746	28%
Corporate financing	66,736	79,715	52,751	-16%	27%	217,156	173,876	25%
Municipal financing	38,940	38,501	41,007	1%	-5%	145,751	122,513	19%
Total investment banking	508,261	330,588	373,360	54%	36%	1,400,866	1,105,135	27%

Institutional brokerage:
Equity brokerage	64,186	53,750	61,232	19%	5%	230,273	215,275	7%
Fixed income services	47,892	55,740	56,097	-14%	-15%	202,925	186,167	9%
Total institutional brokerage	112,078	109,490	117,329	2%	-4%	433,198	401,442	8%

Interest income	9,620	9,374	10,095	3%	-5%	36,904	32,908	12%
Investment income/(loss)	5,980	6,680	(924)	-10%	N/M	12,882	7,238	78%
Adjusted total revenues	635,939	456,132	499,860	39%	27%	1,883,850	1,546,723	22%
Interest expense	942	818	1,277	15%	-26%	4,841	5,681	-15%
Adjusted net revenues	634,997	455,314	498,583	39%	27%	1,879,009	1,541,042	22%

Adjusted operating expenses
Adjusted compensation and benefits	381,830	280,973	300,475	36%	27%	1,153,712	955,446	21%
Adjusted non-compensation expenses	80,703	78,007	76,698	3%	5%	314,583	281,865	12%
Adjusted total operating expenses	462,533	358,980	377,173	29%	23%	1,468,295	1,237,311	19%

Adjusted operating income	172,464	96,334	121,410	79%	42%	410,714	303,731	35%

Adjusted income tax expense	49,185	27,777	34,654	77%	42%	92,642	75,506	23%

Adjusted net income	$123,279	$68,557	$86,756	80%	42%	$318,072	$228,225	39%

Adjusted earnings per diluted common share	$6.88	$3.82	$4.80	80%	43%	$17.74	$12.69	40%

Adjusted ratios and margin
Adjusted compensation ratio	60.1%	61.7%	60.3%			61.4%	62.0%
Adjusted non-compensation ratio	12.7%	17.1%	15.4%			16.7%	18.3%
Adjusted operating margin	27.2%	21.2%	24.4%			21.9%	19.7%
Adjusted effective tax rate	28.5%	28.8%	28.5%			22.6%	24.9%
N/M — Not meaningful
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

See page 3 for a summary of additional business metrics.
ADJUSTED NET REVENUES
For the fourth quarter of 2025, adjusted net revenues of $635.0 million increased 39% compared to the third quarter of 2025 and 27% compared to the fourth quarter of 2024 driven primarily by growth in advisory services revenues.
Adjusted net revenues of $1.88 billion for 2025 increased 22% compared to the prior year driven by record advisory services revenues and strong performance across the rest of our businesses.
ADJUSTED OPERATING EXPENSES
For the fourth quarter of 2025, adjusted operating expenses of $462.5 million increased 29% compared to the third quarter of 2025 and 23% compared to the fourth quarter of 2024.
Adjusted operating expenses of $1.47 billion for 2025 increased 19% compared to the prior year.
•Adjusted compensation ratio of 60.1% for the fourth quarter of 2025 decreased compared to 61.7% for the third quarter of 2025 and 60.3% for the fourth quarter of 2024 driven by higher adjusted net revenues.
Adjusted compensation ratio of 61.4% for 2025 decreased compared to 62.0% for the year-ago period driven by higher adjusted net revenues.
•Adjusted non-compensation expenses of $80.7 million for the fourth quarter of 2025 increased 3% compared to the third quarter of 2025 and 5% compared to the fourth quarter of 2024 primarily due to higher other operating expenses associated with increased business activity and higher marketing and business development expenses resulting from increased travel activity. In addition, adjusted non-compensation expenses for the current quarter increased compared to the prior year quarter resulting from higher reimbursed deal expenses and incremental occupancy and equipment expenses in connection with our Minneapolis headquarters office move.
Adjusted non-compensation expenses of $314.6 million for 2025 increased 12% compared to the prior year driven by increased reimbursed deal expenses, incremental occupancy and equipment expenses in connection with our Minneapolis headquarters office move, and higher marketing and business development expenses associated with increased travel activity.
ADJUSTED OPERATING INCOME
For the fourth quarter of 2025, adjusted operating income of $172.5 million increased 79% compared to the third quarter of 2025 and 42% compared to the fourth quarter of 2024.
For 2025, adjusted operating income of $410.7 million increased 35% compared to 2024.
•Adjusted operating margin of 27.2% for the fourth quarter of 2025 increased compared to 21.2% for the third quarter of 2025 and 24.4% for the fourth quarter of 2024 driven by higher adjusted net revenues and a lower adjusted non-compensation ratio.
Adjusted operating margin of 21.9% for 2025 increased compared to 19.7% for the prior year driven by higher adjusted net revenues as well as a lower adjusted compensation ratio.
ADJUSTED EFFECTIVE TAX RATE
For the fourth quarter of 2025, our adjusted effective tax rate was 28.5%, compared to 28.8% for the third quarter of 2025 and 28.5% for the fourth quarter of 2024.
For 2025, our adjusted effective tax rate of 22.6% was lower compared to 24.9% for the prior year driven by a higher tax benefit related to the vesting of restricted stock awards.

ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
For the fourth quarter of 2025, we generated adjusted net income of $123.3 million, or $6.88 of adjusted earnings per diluted common share. Results for the current quarter increased compared to the third quarter of 2025 and the fourth quarter of 2024 due primarily to higher adjusted net revenues and adjusted operating margin.
For 2025, we generated adjusted net income of $318.1 million, or $17.74 of adjusted earnings per diluted common share. Results for the current year increased compared to 2024 due to increased adjusted net revenues, a higher adjusted operating margin, and a lower adjusted effective tax rate.
Capital
STOCK SPLIT
On February 6, 2026, our Board of Directors approved a four-for-one forward split of Piper Sandler's common stock to increase liquidity and help make our stock more accessible to a wider range of investors.
The four-for-one stock split will be effected through the filing of an amendment to our Certificate of Incorporation, which will be accompanied by a proportionate increase in the number of shares of our authorized common stock.
The amendment effecting the stock split will be effective at 4:30 p.m. Eastern Time on March 23, 2026. At that time, every share of our common stock will automatically become four shares of our common stock. Record and beneficial owners of our common stock do not need to take any action. Our common stock will begin trading on the split-adjusted basis at the start of trading on March 24, 2026.
DIVIDENDS
On February 6, 2026, our Board of Directors declared a special cash dividend on the company's common stock of $5.00 per share related to our financial results for fiscal year 2025 to be paid on March 13, 2026, to shareholders of record as of the close of business on March 3, 2026. Including this special cash dividend, our total dividend related to fiscal year 2025 amounts to $7.70 per share of common stock, a payout ratio of 43% of adjusted net income.
In addition, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.70 per share to be paid on March 13, 2026, to shareholders of record as of the close of business on March 3, 2026.
During the fourth quarter of 2025, we paid a quarterly cash dividend of $0.70 per share of common stock, for an aggregate of $14.9 million.
During 2025, we paid $5.70 per share of common stock to shareholders through quarterly cash dividends and a special cash dividend, which was paid in the first quarter of 2025, for an aggregate of $114.1 million.
SHARE REPURCHASES
During the fourth quarter of 2025, we repurchased 35 thousand shares of the company's common stock, at an average price of $337.54 per share, pursuant to our share repurchase authorization. We also repurchased 24 thousand shares of the company's common stock, at an average price of $337.04 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. The aggregate amount of 59 thousand shares, or $19.8 million of the company's common stock, were repurchased at an average price of $337.34 per share.
For 2025, we repurchased 319 thousand shares of the company's common stock, at an average price of $303.03 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. We also repurchased 102 thousand shares of the company's common stock, at an average price of $279.05 per share, pursuant to our share repurchase authorization. The aggregate amount of 421 thousand shares, or $125.0 million of the company's common stock, was repurchased at an average price of $297.22 per share.

Additional Information

	Dec. 31,	Sept. 30,	Dec. 31,
	2025	2025	2024
Human Capital
Full-time employees	1,858	1,836	1,805
Corporate investment banking managing directors	187	183	183

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,371.0	$1,282.8	$1,227.8

Shares outstanding:
Common shares outstanding	16.9	16.7	16.1
Restricted shares outstanding	0.9	1.1	1.7
Total shares outstanding	17.8	17.8	17.8
Management Conference Call
Chad Abraham, chairman and chief executive officer; Deb Schoneman, president; and Kate Clune, chief financial officer, will host a conference call to discuss the financial results on Friday, February 6, 2026, at 8 a.m. Eastern Time (7 a.m. Central Time). Participants can access the call by dialing 800 330-6710 (in the U.S.) or +1 312 471-1353 (outside the U.S.) and passcode number 3387875. Callers should dial in at least 15 minutes prior to the call time. The conference call will also be accessible as an audio webcast through the company's website at pipersandler.com/earnings. A replay of the conference call will be available beginning approximately three hours after the event through the same link.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; in the EU through Aviditi Capital Advisors Europe GmbH, a tied agent of AHP Capital Management GmbH, authorized and regulated by BaFin; and in the Abu Dhabi Global Market through Piper Sandler MENA Ltd., authorized and regulated by the ADGM Financial Services Regulatory Authority. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2026. Since 1895. Piper Sandler Companies. 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401.
For more information, please contact Kate Clune, chief financial officer, at 212 466-7799 or investorrelations@psc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods, e.g., the outlook for corporate advisory (i.e., M&A), corporate financing, public finance, equity brokerage, and fixed income brokerage; current deal pipelines (or backlogs); growth plans for our businesses, including corporate investment banking and fixed income; the financial performance of recently completed transactions (i.e., our acquisition of G Squared Capital Partners); our recruiting pipeline; anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, non-compensation ratio, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, and earnings per share); our strategic priorities; the payment of our quarterly and special cash dividends; our share repurchase program; our announced four-for-one stock split; and economic, geopolitical, and market conditions generally.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the impact of trade policy, including tariffs, on market, geopolitical and economic conditions is difficult to predict, and may result in a decline in macroeconomic conditions or the financial markets that negatively impacts our business;
•continued business and investor uncertainty around future trade policy or geopolitical conditions may adversely affect our business, revenue levels, and profitability;
•the expected benefits of our recently completed acquisition of G Squared Capital Partners may take longer than anticipated to achieve or may not be achieved in its entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the business may be greater than expected and may adversely affect our results of operations;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2024, and updated in our subsequent reports filed with the SEC (available at our Website at www.pipersandler.com and at the SEC Website at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2025	2025	2024	2025	2024
Revenues
Investment banking	$508,261	$330,588	$373,360	$1,400,866	$1,105,135
Institutional brokerage	112,078	109,490	117,329	433,198	401,442
Interest income	9,620	9,374	10,095	36,904	32,908
Investment income/(loss)	37,033	30,642	(15,400)	33,249	(7,890)
Total revenues	666,992	480,094	485,384	1,904,217	1,531,595
Interest expense	942	818	1,277	4,841	5,681
Net revenues	666,050	479,276	484,107	1,899,376	1,525,914

Non-interest expenses
Compensation and benefits	390,796	288,901	316,004	1,186,370	1,004,173
Outside services	13,537	13,630	15,835	58,674	55,756
Occupancy and equipment	18,334	19,448	17,256	73,451	66,530
Communications	13,439	13,774	13,408	56,247	54,917
Marketing and business development	11,764	10,150	9,712	47,201	42,239
Deal-related expenses	13,327	12,948	12,111	43,483	30,491
Trade execution and clearance	4,949	4,775	5,302	19,599	19,836
Restructuring and integration costs	102	1,044	834	6,144	2,586
Intangible asset amortization	3,629	2,147	2,994	9,999	10,288
Other operating expenses	7,410	5,032	8,522	23,661	20,686
Total non-interest expenses	477,287	371,849	401,978	1,524,829	1,307,502

Income before income tax expense	188,763	107,427	82,129	374,547	218,412
Income tax expense	45,799	24,949	29,627	80,582	60,972
Net income	142,964	82,478	52,502	293,965	157,440
Net income/(loss) attributable to noncontrolling interests	28,996	22,212	(16,557)	12,634	(23,674)
Net income attributable to Piper Sandler Companies	$113,968	$60,266	$69,059	$281,331	$181,114

Earnings per common share
Basic	$6.77	$3.61	$4.30	$16.89	$11.44
Diluted	$6.40	$3.38	$3.86	$15.82	$10.24

Dividends declared per common share	$0.70	$0.70	$0.65	$5.70	$3.50

Weighted average common shares outstanding
Basic	16,829	16,716	16,052	16,658	15,838
Diluted	17,813	17,808	17,870	17,785	17,695

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2025	2025	2024	2025	2024
Adjusted revenues
Investment banking	$508,261	$330,588	$373,360	$1,400,866	$1,105,135
Institutional brokerage	112,078	109,490	117,329	433,198	401,442
Interest income	9,620	9,374	10,095	36,904	32,908
Investment income/(loss)	5,980	6,680	(924)	12,882	7,238
Adjusted total revenues	635,939	456,132	499,860	1,883,850	1,546,723
Interest expense	942	818	1,277	4,841	5,681
Adjusted net revenues (2)	634,997	455,314	498,583	1,879,009	1,541,042

Adjusted operating expenses
Adjusted compensation and benefits (3)	381,830	280,973	300,475	1,153,712	955,446
Adjusted non-compensation expenses (4)	80,703	78,007	76,698	314,583	281,865
Adjusted total operating expenses (5)	462,533	358,980	377,173	1,468,295	1,237,311

Adjusted operating income (6)	172,464	96,334	121,410	410,714	303,731
Adjusted income tax expense (7)	49,185	27,777	34,654	92,642	75,506
Adjusted net income (8)	$123,279	$68,557	$86,756	$318,072	$228,225

Adjusted earnings per diluted common share (9)	$6.88	$3.82	$4.80	$17.74	$12.69

Adjusted weighted average diluted common shares outstanding (10)	17,924	17,931	18,060	17,930	17,988

Adjusted ratios and margin
Adjusted compensation ratio (11)	60.1%	61.7%	60.3%	61.4%	62.0%
Adjusted non-compensation ratio (12)	12.7%	17.1%	15.4%	16.7%	18.3%
Adjusted operating margin (13)	27.2%	21.2%	24.4%	21.9%	19.7%
Adjusted effective tax rate (14)	28.5%	28.8%	28.5%	22.6%	24.9%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2025	2025	2024	2025	2024
Net revenues:
Net revenues – U.S. GAAP basis	$666,050	$479,276	$484,107	$1,899,376	$1,525,914
Adjustment:
Investment (income)/loss related to noncontrolling interests (15)	(31,053)	(23,962)	14,476	(20,367)	15,128
Adjusted net revenues	$634,997	$455,314	$498,583	$1,879,009	$1,541,042

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$390,796	$288,901	$316,004	$1,186,370	$1,004,173
Adjustment:
Compensation from acquisition-related agreements	(8,966)	(7,928)	(15,529)	(32,658)	(48,727)
Adjusted compensation and benefits	$381,830	$280,973	$300,475	$1,153,712	$955,446

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$86,491	$82,948	$85,974	$338,459	$303,329
Adjustments:
Non-compensation expenses related to noncontrolling interests (15)	(2,057)	(1,750)	(2,081)	(7,733)	(8,546)
Restructuring and integration costs	(102)	(1,044)	(834)	(6,144)	(2,586)
Amortization of intangible assets related to acquisitions	(3,629)	(2,147)	(2,994)	(9,999)	(10,288)
Non-compensation expenses from acquisition-related agreements	—	—	(2,780)	—	(3,089)
Non-compensation expenses from regulatory settlements	—	—	(587)	—	3,045
Adjusted non-compensation expenses	$80,703	$78,007	$76,698	$314,583	$281,865

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$188,763	$107,427	$82,129	$374,547	$218,412
Adjustments:
Investment (income)/loss related to noncontrolling interests (15)	(31,053)	(23,962)	14,476	(20,367)	15,128
Non-compensation expenses related to noncontrolling interests (15)	2,057	1,750	2,081	7,733	8,546
Compensation from acquisition-related agreements	8,966	7,928	15,529	32,658	48,727
Restructuring and integration costs	102	1,044	834	6,144	2,586
Amortization of intangible assets related to acquisitions	3,629	2,147	2,994	9,999	10,288
Non-compensation expenses from acquisition-related agreements	—	—	2,780	—	3,089
Non-compensation expenses from regulatory settlements	—	—	587	—	(3,045)
Adjusted operating income	$172,464	$96,334	$121,410	$410,714	$303,731

Income tax expense:
Income tax expense – U.S. GAAP basis	$45,799	$24,949	$29,627	$80,582	$60,972
Tax effect of adjustments:
Compensation from acquisition-related agreements	2,361	2,000	3,293	7,913	10,224
Restructuring and integration costs	43	266	126	1,497	590
Amortization of intangible assets related to acquisitions	982	562	741	2,650	2,675
Non-compensation expenses from acquisition-related agreements	—	—	715	—	797
Non-compensation expenses from regulatory settlements	—	—	152	—	248
Adjusted income tax expense	$49,185	$27,777	$34,654	$92,642	$75,506
Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2025	2025	2024	2025	2024
Net income attributable to Piper Sandler Companies:
Net income attributable to Piper Sandler Companies – U.S. GAAP basis	$113,968	$60,266	$69,059	$281,331	$181,114
Adjustments:
Compensation from acquisition-related agreements	6,605	5,928	12,236	24,745	38,503
Restructuring and integration costs	59	778	708	4,647	1,996
Amortization of intangible assets related to acquisitions	2,647	1,585	2,253	7,349	7,613
Non-compensation expenses from acquisition-related agreements	—	—	2,065	—	2,292
Non-compensation expenses from regulatory settlements	—	—	435	—	(3,293)
Adjusted net income	$123,279	$68,557	$86,756	$318,072	$228,225

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$6.40	$3.38	$3.86	$15.82	$10.24
Adjustment for inclusion of unvested acquisition-related stock	(0.04)	(0.03)	(0.05)	(0.14)	(0.20)
	$6.36	$3.35	$3.81	$15.68	$10.04
Adjustments:
Compensation from acquisition-related agreements	0.37	0.34	0.68	1.39	2.17
Restructuring and integration costs	—	0.04	0.04	0.26	0.11
Amortization of intangible assets related to acquisitions	0.15	0.09	0.13	0.41	0.43
Non-compensation expenses from acquisition-related agreements	—	—	0.12	—	0.13
Non-compensation expenses from regulatory settlements	—	—	0.02	—	(0.19)
Adjusted earnings per diluted common share	$6.88	$3.82	$4.80	$17.74	$12.69

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,813	17,808	17,870	17,785	17,695
Adjustment:
Unvested acquisition-related restricted stock with service conditions	111	123	190	145	293
Adjusted weighted average diluted common shares outstanding	17,924	17,931	18,060	17,930	17,988
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes investment (income)/loss related to noncontrolling interests (see (15) below).
(3)A non-GAAP measure which excludes compensation expenses from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (15) below), (b) restructuring and integration costs related to acquisitions and/or headcount reductions, (c) amortization of intangible assets related to acquisitions, (d) non-compensation expenses from acquisition-related agreements and (e) non-compensation expenses from regulatory settlements regarding recordkeeping requirements for business-related communications.
(5)A non-GAAP measure which is computed as the summation of adjusted compensation and benefits and adjusted non-compensation expenses (see (3) and (4) above).
(6)A non-GAAP measure which excludes (a) investment (income)/loss and non-compensation expenses related to noncontrolling interests (see (15) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) restructuring and integration costs related to acquisitions and/or headcount reductions, (d) amortization of intangible assets related to acquisitions and (e) non-compensation expenses from regulatory settlements regarding recordkeeping requirements for business-related communications.
(7)A non-GAAP measure which includes the income tax effect of the adjustments for (a) compensation and non-compensation expenses from acquisition-related agreements, (b) restructuring and integration costs related to acquisitions and/or headcount reductions, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from regulatory settlements regarding recordkeeping requirements for business-related communications.
(8)A non-GAAP measure which represents net income attributable to Piper Sandler Companies adjusted for (a) the exclusion of compensation and non-compensation expenses from acquisition-related agreements, (b) the exclusion of restructuring and integration costs related to acquisitions and/or headcount reductions, (c) the exclusion of amortization of intangible assets related to acquisitions, (d) the exclusion of non-compensation expenses from regulatory settlements regarding recordkeeping requirements for business-related communications and (e) the income tax impact allocated to the adjustments.
(9)A non-GAAP measure which is computed based on a quotient of which the numerator is adjusted net income and the denominator is adjusted weighted average diluted common shares outstanding.
(10)A non-GAAP measure which assumes the vesting of restricted stock with service conditions granted pursuant to all acquisitions since January 1, 2020.
(11)A non-GAAP measure which represents adjusted compensation and benefits expenses as a percentage of adjusted net revenues.
(12)A non-GAAP measure which represents adjusted non-compensation expenses as a percentage of adjusted net revenues.
(13)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(14)A non-GAAP measure which represents adjusted income tax expense as a percentage of adjusted operating income.
(15)Noncontrolling interests include investment income/(loss) and non-compensation expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.